CONTENT="C:\Program Files\Microsoft Office\Templates\Letters & Faxes\Itronics Letterhead.dot">

Exhibit 99.1

FOR IMMEDIATE RELEASE

******************************************************************

ITRONICS REPORTS 2018 YEAR END RESULTS

UPDATES OPERATIONS EXPANSION AND DIVERSIFICATION PROGRESS

RENO, Nevada, April 12, 2019 – Itronics Inc. (OTC:ITRO) a Greentech Fertilizer, Silver, and Mineral Producer, today summarized its operations and diversification progress and announced sales results for the fourth quarter and full year which ended December 31, 2018.

Itronics’ Total Revenues for the three months ended December 31, 2018 were $302,598 compared to $419,231 in the same period in 2017. Total Revenues for the full year ended December 31, 2018 were $1,312,848 compared to $1,850,573 in 2017. As previously reported, fertilizer sales were down significantly due to poor weather in the first half of 2018.

The outlook for fertilizer sales in 2019 is for a substantial increase, driven by a strong marketing program which was started in the fourth quarter 2018. First quarter 2019 sales were up more than 50 percent compared to the prior year’s first quarter. The outlook for silver sales is for an increase due to stabilized pilot scale circuit board refining operations, and a contribution from the newly introduced "Silver Nevada Miner" 5-ounce collector bars. A silver bullion shipment was made in January 2019, and "Silver Nevada Miner" 5-ounce collector bar sales began in February 2019.

The year 2018 was pivotal for Itronics as it continues implementing long term diversification and expansion based upon increasing GOLD’n GRO fertilizer sales, expanding its "Breakthrough Technology" printed circuit board refining operations, planning staged implementation of operation for other technologies within its portfolio of "Zero Waste Technologies," and establishing a development plan for its Auric Fulstone silver gold zinc copper exploration project in Nevada.

Following is a summary of the Company’s accomplishments in 2018, in order of their importance for the Company’s diversification and expansion:

In May the Company announced that it had entered into an option agreement to purchase a 48-acre manufacturing site at Wabuska, Nevada that includes 60,000 square feet of buildings and a rail siding to be used as an expansion property. The Company plans to initially use this site to expand its GOLD’n GRO fertilizer manufacturing operations to be followed later by circuit board refining and other metal recovery operations.

In early October the Company announced that it had expanded its GOLD’n GRO fertilizer sales team by hiring an experienced sales manager to lead the sales effort and launching an expanded marketing program to introduce the GOLD’n GRO fertilizers to a larger customer base.

During the year the Company completed important steps in perfecting its pilot scale printed circuit board refining operations. In March the Company announced that it had taken delivery of a commercial scale e-scrap grinder for grinding shredded circuit boards (e-scrap) to feed its refining furnaces. In June the Company announced that using circuit board feed for its refining furnaces that is being ground up by the new e-scrap grinder made it possible to increase the per melt yield by more than 50 percent. The silver content per melt was also increased by 50 percent.

In November the Company installed and successfully started up a centrifuge whose purpose is to significantly shorten the time and reduce the cost to perform liquid/solids separations in its hydrometallurgical processing of certain silver-bearing feed materials for the refining operations. The expected benefits are being achieved, making this an important process technology breakthrough for the Company.

A confidential Fulstone Project report was updated in early January 2018. The updated report identifies five target areas and recommends a 10-hole investigative drill program consisting of two drill holes for each target area. In October the Company announced the discovery, by surface sampling, of surface 0.4 troy ounce per ton gold at one location and five percent copper at another location at the Fulstone Project. The gold was found within one of the five identified target areas. The copper was found at a location that extends a previously identified mineralized zone by 2000 feet from 5,000-foot strike length to 7,000 feet strike length.

On March 5, 2019 the Company announced that it discovered strong evidence of a Tertiary polymetallic low sulfidation gold system in the area in which the previously announced high grade gold sample was taken. This area is now named the Golden Valley Prospect. Reinterpretation of soil and rock geochemical samples taken in the area indicates that the system is a silver-gold-zinc-copper system. This is the first near surface Tertiary polymetallic low sulfidation silver-gold system to be discovered in the Yerington Mining District and could become a major asset for Itronics.

In May the Company announced that its KAM-Thio silver/gold mine heap leach tailings cleaning system was successful in removing residual silver and gold from the rock and that the system completely eliminated the residual cyanide from the rock. The testing is being conducted in collaboration with Comstock Mining Company. The Company believes that this technology will be applicable for silver/gold mining operations in Nevada and other locations, potentially world-wide.

In August "bizNevada" magazine published a cover story about Itronics and its Founder and CEO, Dr. John Whitney. The theme of the story is: Most people cannot imagine a world without waste. However, the concept of zero waste in not new to Dr. Whitney and Itronics. Not only has it imagined a world without waste, but is creating it by consuming hazardous waste as a raw material to produce environmentally safe commercial products. After this story was published, Itronics shares climbed from $0.35 per share to $2.00 per share before falling back to the $1.00 per share range.

In January Itronics was chosen as one of the ten most sustainable green/earth friendly businesses in northern Nevada by the Northern Nevada Business Journal.

In June the Company announced that the U.S. Department of Interior published a final list of 35 metals and minerals that are vital to the United States security and economy. The list includes three metals being recovered by Itronics "Breakthrough E-scrap Refining Technology." These are tin, antimony, and palladium.

In August Itronics announced that its E-Scrap circuit board supplier, Disability Resources/New 2U Computers, received its "Responsible Recycling" R2-2013 certification and also received ISO 14001:2015 and OHSAS 18001:2007 certification. It is the first northern Nevada nonprofit to receive these certifications. Itronics is pleased to have this "high quality" circuit board supplier for its printed circuit board refining operations.

The Company continues to receive and review inquiries and expressions of interest in participating in developing one or more of its "Zero Waste" technologies. The Company’s technologies are fully integrated, so the Company is seeking investors who may have a strategic interest in one or more of the Company’s technologies, but who are willing to fund the Company so that it can grow the integrated technologies as a unitary effort to speed up development and expansion.

2018 Twelve Month Sales Results

Unaudited Revenues for the fourth quarter, and 12 months ended December 31, 2018 together with comparative figures for 2017 are presented below:

ITRONICS INC.
	For the Quarter		For the 12 Months
	Ended December 31		Ended December 31
	2018	2017	2018	2017
REVENUE
Fertilizer	$ 290,951	$302,150	$1,245,010	$1,663,412
Silver	$ 561	$102,651	$ 19,547	$ 136,663
Photo Services	$ 9,061	$ 12,106	$ 35,608	$ 36,017
Mining Technical Services	$ 2,025	$ 2,324	$ 12,683	$ 14,481

Total Revenues	$ 302,598	$419,231	$1,312,848	$1,850,573

Operational Developments

Itronics is diversifying and further integrating its operations by developing a portfolio of core breakthrough "zero waste" technology extensions to establish year-round non-seasonal sales in new markets and produce internally generated raw materials for use in the GOLD’n GRO fertilizers. The Company’s plan is to operate its technologies and to expand the scale of operations as funding and market conditions permit.

In September 2017, the City of Reno issued a new five-year "zero discharge" operating permit for the Company’s factory in Stead, Nevada. The new permit includes requirements to be met for obtaining an additional five-year operating permit for the manufacturing and research & development operation. The Company owns and has been operating at its Stead location for 18 years.

The Company’s manufacturing plant in Stead, Nevada is a major asset and is strategically located near a rail siding, which is next to the Reno-Stead Airport, and has significantly increased in value over the past two years. We expect this property to continue to increase in value because of the influx of large tech manufacturing and distribution companies in northern Nevada.

GOLD’n GRO fertilizers: The Company’s hydromet processing is now recovering iron and sulfur for use as raw materials for manufacturing GOLD’n GRO micronutrient zinc fertilizers.

In March 2017 Itronics announced that its goal for minimum stable storage of four years for its GOLD’n GRO micronutrient fertilizers has now been demonstrated to exceed eleven years, which opens up national and international sales opportunities. The Company’s current sales are regional in the California markets.

GOLD’n GRO micronutrient liquid zinc fertilizer is now stable enough so that a customer from anywhere in the world could purchase the fertilizer, ship it a long distance, hold it in a warehouse until needed, and then use it, or distribute it to farmers or farm retailers for seasonal needs.

A potential customer can justify purchasing GOLD’n GRO in larger quantities for use over more than one fertilizer season due to freight cost savings that greatly exceed the shipping cost of the funds used to make the purchase. The freight savings make this a profitable transaction for United States based customers, both distributors and growers. The Company believes that this shipping cost savings compared to interest cost would apply to foreign purchasers as well.

In 2016 The Company identified a potential new environmental benefit that may be obtained by using GOLD’n GRO fertilizers to reduce the uptake of cadmium from the soil by vegetable crops. The Company’s distributor performed field tests in 2016 that demonstrated that two of the GOLD’n GRO fertilizers, when applied together, are able to reduce cadmium uptake from high cadmium content soil by broccoli and romaine lettuce to a level of "non detect" in harvestable plants. Two application approaches have been identified to reduce cadmium soil availability to the plants. The Company is providing support for field testing on spinach to further develop this new technology.

Silver Production: The Company has begun a third refining campaign which includes incorporating ground up personal computer circuit board scrap (e-waste) to provide quantitative data that is being used to evaluate the feasibility of refining e-scrap to recover its silver, gold, palladium, copper, and tin content. This work is on-going and is now producing silver bullion, and silver-bearing glass. This production is non-seasonal and will increase Itronics sales as production continues and expands in 2019 and future years.

The FeLix, SuLix leaching technology pilot operation five times scale up is fully operational for use for batch leaching. It is being used as a pilot-scale batch operation to separately leach iron and sulfur from the low-grade silver concentrate produced by the Company in its photoliquid desilvering operation. The residue that remains after the hydrometallurgical process steps is a high-grade silver concentrate which is delivered to the silver refinery for use in e-scrap refining.

Now that e-scrap refining is underway, the Company plans to focus on expanding the FeLix, SuLix hydromet pilot plant and improving its operational efficiency in 2019.

E-scrap processing feasibility study: In the second quarter 2015 Itronics announced that it had started a feasibility study to determine whether e-scrap (personal computer circuit boards) processing can be integrated into the new refining operation. The Company is gathering quantitative processing information to determine the operating parameters needed to expand the operation to recover commercially meaningful amounts of copper, silver, gold, palladium, and tin from e-scrap.

The Company’s strategic joint venture with Disability Resources New2U Computers, which employs people with disabilities, is providing a reliable supply of circuit boards that have been stripped to the Company’s specifications for processing. The Company has agreements for sale of its silver bullion, and for sales of its silver-copper bearing glass. With these agreements in place, the financial terms are known and sales can be increased as production expands.

Research into availability of e-scrap in northern Nevada has identified a large enough supply of circuit boards (e-scrap) to support 100 times increase in the Company’s pilot scale e-scrap refining operation. The Company has now begun planning to expand the pilot operation in stages, by adding more furnaces, to increase the capacity of the operation by at least 100 times.

In 2017 the Company began Phase III of this study which is to operate the refining process on a pilot scale. The objective of Phase III is to optimize the new refining process and to develop enough operational knowledge so that a plan for expansion to larger scale commercial scale operation by adding more and larger furnaces can be developed. This work is on-going.

KAM-Thio Process Development: The KAM-Thio technology is being developed by using one of the already proven and field tested GOLD’n GRO fertilizers. Development of this technology is expected to add non-seasonal chemical sales to the silver/gold mining industry, and possibly for use in other industries for cyanide neutralization.

Laboratory tests conducted by the Company have demonstrated that KAM-Thio has the ability to leach silver from the silver bearing glass slag generated by the Company’s silver refinery. The tests have also demonstrated that KAM-Thio liquid is stable in the leaching application. Independent laboratory tests have demonstrated that KAM-Thio is able to neutralize the cyanide contained in spent cyanide solution generated by gold-silver leaching.

The Company’s plan is to introduce and operate the KAM-Thio technology through licensing joint ventures with mining companies that have suitable silver/gold deposits and leached mine tailings that need remediation. In house study of the requirements to actually use KAM-Thio leaching at a mine site indicates that a recovery system consisting of leaching followed by metal recovery will have to be developed for each mine site. The new processing system will include neutralization of residual cyanide in the ore that is being treated making this a revenue producing environmental remediation process that is non-seasonal.

Zinc Flue Dust Process Development: An Itronics press release dated March 17, 2015 announced a technical breakthrough by successfully testing electrowinning as a process to recover metallic zinc powder from zinc enriched liquids that are produced by leaching zinc oxide from zinc bearing flue dust. The innovative zinc recycling technology Itronics is developing is expected to eliminate the waste completely by converting all components to saleable goods (a new "Zero Waste Technology"). The process being developed may use up to 40 percent less electrical energy compared to conventional zinc refining. The potential energy savings would be a strong economic driver for the project. This work was put on hold in the second half of 2015 while higher priority projects are being completed.

The zinc price has recently been at a multi-year high and is expected to stay in the range of its current price or trend higher. This increase in zinc price makes development of the zinc flue dust recovery technology more desirable to the Company due to cost savings that could be achieved by using recovered zinc to replace primary zinc that is currently purchased for manufacture of the GOLD’n GRO zinc micronutrient fertilizers.

The Company’s smaller leach reactor system is now available to be used for the necessary pilot scale leaching test work that must be completed to perfect the new process. A time table to proceed with this work has not yet been established, but sustained higher zinc prices will provide an on-going economic incentive to activate this project. The Company has reached agreement with a zinc flue dust producer who will supply material for testing once a decision is made to proceed with this development project.

Battery Recycling Evaluation: The Company is studying the potential use of the electricity generating contents of silver batteries and "non-rechargeable" alkaline batteries as a source of raw material (alkaline battery paste) for use in manufacturing the GOLD’n GRO fertilizers and for silver production. Once the Company has completed the testing and startup of e-scrap refining, it will evaluate processing of silver oxide batteries which have to be crushed or ground up prior to introduction into the refining furnace. Processing silver oxide batteries would increase the silver feed to the refinery for use in refining e-scrap and would be non-seasonal.

Alkaline batteries contain potassium, zinc, and manganese. The potassium and zinc are recoverable using Itronics’ leaching technology and are raw materials needed for manufacturing GOLD’n GRO fertilizers. The Company has begun to evaluate "battery paste" being provided by an alkaline battery recycler for suitability for use to provide zinc and manganese for use in manufacturing the GOLD’n GRO fertilizers.

Auric Fulstone Project: An Itronics press release dated January 20, 2015 announced that its subsidiary Whitney & Whitney, Inc. has identified surface high grade zinc-lead-silver mineralization at its Auric Gold & Minerals Fulstone copper-gold exploration project. Within the Auric Fulstone project area, the Company has discovered surface high grade zinc, lead, and silver mineralization that contains anomalous molybdenum in a large area that is geochemically anomalous for zinc. It has also discovered high grade copper mineralization that contains anomalous gold and molybdenum in a separate area that is anomalous for copper. Discovery of the potential for significant zinc, lead, silver, and molybdenum mineralization increases the economic attractiveness of the project by adding potentially significant near surface zinc, lead, silver, and molybdenum values to the over-all copper and gold values that are expected to be identified as the project is explored.

At the end of 2016 Auric Gold & Minerals received an advance from a project partner for the purpose of staking up to 28 additional lode claims to expand the claim coverage of the high-grade zinc anomaly that has been identified in the Fulstone Project Area. The claims were staked in the first quarter 2017. In the second quarter an update of the confidential Fulstone project technical report was started and was completed early in the third quarter.

A confidential Fulstone Project report was updated in early January 2018. The updated report identifies 5 target areas and recommends a 10-hole investigative drill program consisting of two drill holes for each target area. In October the Company announced the discovery, by surface sampling, of surface 0.4 troy ounce per ton gold at one location and five percent copper at another location at the Fulstone Project. The gold was found within one of the five identified target areas. The copper was found at a location that extends a previously identified mineralized zone by 2000 feet from 5,000-foot strike length to 7,000 feet strike length.

On March 5, 2019 the Company announced that it discovered strong evidence of a Tertiary polymetallic low sulfidation gold system in the area in which the previously announced high grade gold sample was taken. This area is now named the Golden Valley Prospect. Reinterpretation of soil and rock geochemical samples taken in the area indicates that the system is a silver-gold-zinc-copper system. This is the first near surface Tertiary polymetallic low sulfidation silver-gold system to be discovered in the Yerington Mining District and could become a major asset for Itronics.

The Company is continuing to evaluate options for developing this project and is discussing joint venture development with potentially interested parties.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Green Technology" Company which produces GOLD’n GRO specialty liquid fertilizers, silver bullion, and silver-bearing glass. The Company’s goal is to achieve profitable green technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and uses of metals and minerals and by doing this maximize sustainability.

Through its subsidiary, Itronics Metallurgical, Inc., Itronics is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts 100 percent of the spent photoliquids into GOLD’n GRO liquid fertilizers, silver bullion, and silver bearing glass. This is internationally recognized award winning "Zero Waste" Technology. The Company is developing a portfolio of environmentally beneficial "Zero waste" processing and mining technologies. Itronics has received numerous domestic and international awards that recognize its ability to successfully use chemical science and engineering to create and implement new environmentally green recycling and fertilizer technologies.

The Company's environmentally friendly award winning GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com. Due to expanded retail customer interest, GOLD'n GRO fertilizer may now be purchased in Reno, Nevada at the "Buy Nevada First Gift Shop" at 4001 S. Virginia St.

Follow Itronics on Facebook: https://www.facebook.com/itronicsinc Follow Itronics on Twitter: https://twitter.com/itronicsinc

* * * * * * * * * *

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact:

Paul Knopick

888-795-6336